FOR IMMEDIATE RELEASE                                                          NEWS RELEASE

Date Submitted:	April 26, 2010	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325
NASDAQ Symbol:	FBMI

FIRSTBANK CORPORATION ANNOUNCES

FIRST QUARTER 2010 RESULTS

•

Net income of $659,000, and net income available to common shareholders of $246,000, in the first quarter of 2010 compared to $1,513,000 and $1,238,000 respectively for these measures in the first quarter of 2009

•	Earnings per share equaled $0.03 for the first quarter of 2010, compared to $0.16 per share in the first quarter of 2009
•	Provision expense of $2.5 million and net charge-offs of $1.5 million in the first quarter of 2010 compared with $5.0 million and $2.7 million respectively in the fourth quarter of 2009
•	Ratio of the allowance for loan losses to loans strengthened to 1.83% at March 31, 2010, compared to 1.70% at December 31, 2009, and 1.24% at March 31, 2009
•	Loan portfolio shrank due to economic conditions and lack of demand
•	Equity ratios remain strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $659,000 for the first quarter of 2010, compared to $1,513,000 for the first quarter of 2009, with net income available to common shareholders of $246,000 in the first quarter of 2010 compared to $1,238,000 in the first quarter of 2009. Earnings per share were $0.03 in the first quarter of 2010 compared to $0.16 in the first quarter of 2009. Returns on average assets and average equity for the first quarter of 2010 were 0.21% and 2.2%, respectively, compared to 0.46% and 4.8% respectively in the first quarter of 2009.

Earnings comparisons to the year-ago period continued to be impacted by provisions for loan loss and FDIC insurance expense greatly exceeding year-ago levels. Provision expense in the first quarter of 2010 was $2,491,000. While this expense decreased significantly from the nearly $5 million level in the fourth quarter of 2009, it ran 57% over the year-ago level of $1,588,000. The provision expense of $2,491,000 in the first quarter of 2010 exceeded net charge-offs in the quarter of $1,484,000 as management continued to build the level of reserves for loan losses. Management believes that Firstbank’s experience with loan charge-offs continues to be favorable compared to results of many others in Michigan and other areas of the country.

Expense for FDIC deposit insurance was $545,000 in the first quarter of 2010, 19.5% over the level in the fourth quarter of 2009 and 47% above the $371,000 expensed in the first quarter of 2009. On December 31, 2009, the FDIC required all banks to pre-pay three years of FDIC premiums, amounting to $6.5 million for our company, which is being expensed over the next three years.

The category of other non-interest expenses increased $468,000 from $3,254,000 in the first quarter of 2009 to $3,722,000 in the first quarter of 2010. Costs related to the maintenance and disposal of other real estate owned, loan collection, and legal expenses amounted to over $1,131,000 during the first quarter of 2010, an increase of over $500,000 from the first quarter of 2009.

Expense control efforts in the more manageable categories were successful. Comparing the first quarter of 2010 with the first quarter of 2009, salaries and employee benefits expense decreased 3.0% and occupancy and equipment expense declined 13.7%.

Firstbank’s net interest margin was 3.77% in the first quarter of 2010 compared to 3.91% in the fourth quarter of 2009, and up from 3.66% in the first quarter of 2009. Strategies employed during 2009 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, resulted in the improvement in margin from year-ago. Firstbank’s banks have also been able to reduce their reliance on Federal Home Loan Bank advances and brokered deposits as core deposits have increased. The improvement in margin helped net interest income in the first quarter of 2010 increase 6.2% compared to the first quarter of 2009. However, the net interest margin in the first quarter of 2010 was 0.14% lower than in the fourth quarter of 2009 mainly due to shifts in earning assets from loans to investments at much lower yields.

Gain on sale of mortgage loans was $370,000 in the first quarter of 2010, declining 62% from the fourth quarter of 2010 and 84% from the level in the first quarter of 2009. Mortgage gains, particularly from refinances, were strong in 2009, but both refinance and purchase money mortgage business have been very slow in 2010 to date.

The category of other non-interest income showed an increase in the amount of $314,000 from the first quarter of 2009 to the first quarter of 2010. When real estate owned is sold at a loss, the amount of loss is recorded as a reduction of other non-interest income. Net losses on sales of these properties in the first quarter of 2009 were $168,000, and in the first quarter of 2010 these losses were reduced to $36,000, having the effect of increasing other non-interest income by $132,000. Two reporting changes also affected other non-interest income but had little impact on net earnings. The first of these changes related to the termination a frozen deferred compensation plan which in the past has resulted in equal and offsetting amounts of income and expense being recorded every quarter. The second change related to reduction in ownership of Firstbank’s title insurance business to less than 50%, resulting in the recording of nominal net income from the operation rather than fully consolidating all revenue and expense items of the business.

While not impacting results through March 31, 2010, another reporting change will begin to affect future reporting periods. As previously announced, the armored car business of Firstbank – West Branch was sold on March 31, 2010, with no material gain or loss on the sale. In 2009, as in most years, the business was marginally profitable, and in 2009 it contributed a little over $1 million to other non-interest revenue with a relatively equal amount of expenses spread across a variety of categories.

Total assets of Firstbank Corporation at March 31, 2010, were $1.487 billion, an increase of 5.1% over the year-ago period. Total portfolio loans of $1.099 billion were 3.2% below the year-ago level. Commercial and commercial real estate loans increased 0.2% over this twelve month period, but real estate construction loans decreased 11.7% and residential mortgage and consumer loans also decreased. The strong mortgage refinance activity in 2009 resulted in loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty about the economy. Total deposits as of March 31, 2010, were $1.156 billion, compared to $1.036 billion at March 31, 2009, an increase of 11.6%. Core deposits increased $117 million or 11.4% over the year-ago level.

Mr. Sullivan stated, “We are at the same time both disappointed and encouraged by the results of the first quarter of 2010. We are disappointed to see earnings per share fall to $0.03 in the quarter; however, we know that the core banking business (making loans and gathering deposits) of most banks in Michigan and in the nation continues under earnings pressure in the weak economic environment.

“The weakness in earnings is beginning to shift to a newer problem – a shortfall in loan outstandings. As loans pay down according to amortization schedules and loan agreements, we find there is a lack of demand in our markets from borrowers with good credit credentials who are optimistically planning to invest in new projects that have good financial prospects. We continue to have abundant capacity and willingness to make good loans. However, the shrinkage of the loan portfolio results in increased holdings of cash and short term securities with very low investment yields, and the result is a reduced net interest margin and reduced profitability.

 “We are encouraged because this shifting, as would be expected while the economy moves through its cycle, is resulting in slightly improved credit metrics. Our net charge-offs of loans decreased 28% from the year-ago level and 44% from the amount in the fourth quarter. We were able to fund our allowance for loan losses fully – to the level prescribed as appropriate by accounting rules – which level included an increase in the allowance and an increase in the ratio of allowance to loans, and to do so with a level of provision expense that declined 50% from the level in the fourth quarter. We also experienced reduced losses on disposal of other real estate owned and reduced expenses of maintaining and managing these properties compared to the fourth quarter.

 “On another front, we have continued to devote management attention and resources to improving the productivity of our branch network and enhancing our marketing efforts. We continue to see evidence of very good momentum in our branches in terms of increasing core deposits. This progress will help us reduce high cost wholesale funding throughout the rest of 2010 and further strengthens our capacity to fund good loan growth when the demand materializes.”

At March 31, 2010, the ratio of the allowance for loan losses to loans increased to 1.83%, compared to 1.70% at December 31, 2009, and 1.24% at March 31, 2009. The ratio of allowance for loan loss to non-performing loans stood at 57% on March 31, 2010, compared to 47% at December 31, 2009.

Net charge-offs were $1,484,000 in the first quarter of 2010, down from $2,666,000 in the fourth quarter of 2009 and consistently lower than the level of net charge-offs in each of the four quarters of 2009. In the first quarter of 2010, net charge-offs annualized represented 0.54% of average loans, compared to a rate of 0.90% for all of 2009. We believe this level of net charge-offs continues to compare favorably with many others in the industry. The ratio of non-performing loans (including loans past due over 90 days) to loans stood at 3.23% on March 31, 2010, compared to 3.66% as of December 31, 2009. Some of the improvement came from classifying loans restructured in 2009 as performing as of March 31, 2010, as modified terms are being met.

Total equity was essentially unchanged at March 31, 2010, compared to both the levels at December 31, 2009, and March 31, 2009, reflecting the improvement obtained by the issuance of $33 million preferred stock at the end of January of 2009. The ratio of average equity to average assets was 9.8% in the first quarter of 2010, compared to 10.2% in the fourth quarter of 2009 and 9.4% in the first quarter of 2009. All of Firstbank Corporation’s affiliate banks met the regulatory well-capitalized requirements prior to the issuance of preferred stock in January of 2009 and continue to meet these requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of restructured loans, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:
	Mar 31	Dec 31	Mar 31
	2010	2009	2009
Interest income:
Interest and fees on loans	$17,021	$17,655	$17,624
Investment securities
Taxable	716	667	746
Exempt from federal income tax	309	333	332
Short term investments	53	40	30
Total interest income	18,099	18,695	18,732

Interest expense:
Deposits	4,278	4,400	5,168
Notes payable and other borrowing	1,497	1,601	1,963
Total interest expense	5,775	6,001	7,131

Net interest income	12,324	12,694	11,601
Provision for loan losses	2,491	4,986	1,588
Net interest income after provision for loan losses	9,833	7,708	10,013

Noninterest income:
Gain on sale of mortgage loans	370	965	2,373
Service charges on deposit accounts	1,097	1,164	1,083
Gain (loss) on trading account securities	23	(43)	(129)
Gain (loss) on sale of AFS securities	55	1,236	(57)
Mortgage servicing	126	47	(352)
Other	593	740	279
Total noninterest income	2,264	4,109	3,197

Noninterest expense:
Salaries and employee benefits	5,460	5,469	5,630
Occupancy and equipment	1,490	1,482	1,727
Amortization of intangibles	210	216	245
FDIC insurance premium	545	456	371
Other	3,722	3,730	3,254
Total noninterest expense	11,427	11,353	11,227

Income before federal income taxes	670	464	1,983
Federal income taxes	11	565	470
Net Income	659	(101)	1,513
Preferred Stock Dividends	413	413	275
Net Income available to Common Shareholders	$246	($514)	$1,238

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED
(continued)

Fully Tax Equivalent Net Interest Income	$12,543	$12,932	$11,829

Per Share Data:
Basic Earnings	$0.03	($0.07)	$0.16
Diluted Earnings	$0.03	($0.07)	$0.16
Dividends Paid	$0.05	$0.10	$0.10

Performance Ratios:
Return on Average Assets (a)	0.21%	-0.04%	0.46%
Return on Average Equity (a)	2.2%	-4.2%	4.8%
Net Interest Margin (FTE) (a)	3.77%	3.91%	3.66%
Book Value Per Share (b)	$14.73	$14.77	$15.10
Average Equity/Average Assets	9.8%	10.2%	9.4%
Net Charge-offs	$1,484	$2,666	$2,054
Net Charge-offs as a % of Average Loans (c)(a)	0.54%	0.95%	0.71%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31	Dec 31	Mar 31
	2010	2009	2009
ASSETS

Cash and cash equivalents:
Cash and due from banks	$22,911	$27,254	$24,759
Short term investments	86,069	80,111	47,315
Total cash and cash equivalents	108,980	107,365	72,074

Securities available for sale	187,374	159,758	104,637
Federal Home Loan Bank stock	9,084	9,084	9,084
Loans:
Loans held for sale	1,098	578	5,071
Portfolio loans:
Commercial	188,983	192,096	177,635
Commercial real estate	388,324	397,862	398,648
Residential mortgage	375,000	376,683	395,945
Real estate construction	80,018	85,229	90,665
Consumer	66,318	69,736	72,546
Total portfolio loans	1,098,643	1,121,607	1,135,439
Less allowance for loan losses	(20,121)	(19,114)	(14,128)
Net portfolio loans	1,078,522	1,102,493	1,121,311

Premises and equipment, net	24,475	25,437	26,396
Goodwill	35,513	35,513	35,603
Other intangibles	2,730	2,940	3,636
Other assets	39,581	39,187	37,143
TOTAL ASSETS	$1,487,357	$1,482,356	$1,414,955

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$155,865	$164,333	$142,862
Interest bearing accounts:
Demand	262,778	255,414	229,827
Savings	190,214	174,114	161,554
Time	531,667	532,370	489,304
Wholesale CD's	15,848	22,832	12,502
Total deposits	1,156,372	1,149,063	1,036,049

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED
(continued)

Securities sold under agreements to
repurchase and overnight borrowings	43,750	39,409	43,671
FHLB Advances and notes payable	94,246	100,263	133,988
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	10,038	10,657	17,222
Total liabilities	1,340,490	1,335,476	1,267,014

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,741	32,734	32,707
Common stock; 20,000,000 shares authorized	114,907	114,773	113,951
Retained earnings	(1,338)	(1,225)	1,164
Accumulated other comprehensive income/(loss)	557	598	119
Total shareholders' equity	146,867	146,880	147,941
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,487,357	$1,482,356	$1,414,955

Common stock shares issued and outstanding	7,750,159	7,730,241	7,630,637
Principal Balance of Loans Serviced for Others ($mil)	$597.8	$602.1	$534.5

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	3.23%	3.66%	2.07%
Non-Perf. Loans + OREO / Loans (a) + OREO	3.99%	4.29%	2.82%
Non-Performing Assets / Total Assets	2.97%	3.27%	2.28%
Allowance for Loan Loss as a % of Loans (a)	1.83%	1.70%	1.24%
Allowance / Non-Performing Loans	57%	47%	60%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,108,023	$1,124,361	$1,149,168
Total Earning Assets	1,343,224	1,318,027	1,305,113
Total Shareholders' Equity	146,037	147,730	134,866
Total Assets	1,484,094	1,455,351	1,431,011
Diluted Shares Outstanding	7,736,621	7,712,814	7,595,469

(a) Total Loans less loans held for sale